<?xml:namespace prefix = o ns = "urn:schemas-microsoft-com:office:office" /> Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Severn Bancorp, Inc.

<?xml:namespace prefix = st1 ns = "urn:schemas-microsoft-com:office:smarttags" />Annapolis, Maryland

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated February 28, 2008, relating to the consolidated financial statements and the effectiveness of Severn Bancorp, Inc.’s internal control over financial reporting, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

                                                                                                       /s/ Beard Miller Company, LLP

Beard Miller Company LLP

Baltimore, Maryland

December 17, 2008